                                    Filed pursuant to Rule 424(b)(3) and (c)
                                                  Registration No. 333-44531



                           PROSPECTUS SUPPLEMENT NO. 2
                              dated October 5, 1998
                     (to Prospectus dated January 23, 1998)

                      COMMODORE APPLIED TECHNOLOGIES, INC.

         This Prospectus Supplement No. 2 (the "Prospectus Supplement") supplements information contained in that certain Prospectus, dated January 23, 1998 (the "Prospectus"), of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), as supplemented by Prospectus Supplement No. 1, dated April 7, 1998 (the "First Prospectus Supplement" and, together with the Prospectus, the "Supplemented Prospectus").

         This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Supplemented Prospectus. This Prospectus Supplement is qualified by reference to the Supplemented Prospectus, except to the extent that the information herein contained supercedes the information contained in the Supplemented Prospectus. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Prospectus.


                              --------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION, NOR HAS THE SECURITIES
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------


           The date of this Prospectus Supplement is October 5, 1998.



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         This Prospectus Supplement amends the number of shares of Common Stock of the Company being offered for sale by the Selling Stockholders (and reflected throughout the Supplemented Prospectus). The Selling Stockholders may offer for sale an aggregate of 4,578,186 Shares (a decrease of 108,415 Shares from the 4,686,601 Shares(1) referenced in the Prospectus). The 4,578,186 Shares offered hereby include: (i) 1,679,813 Shares(2) heretofore transferred by Environmental to certain Selling Stockholders upon conversion of shares of Series D Preferred Stock; (ii) 359,903 Shares(3) heretofore issued by the Company to certain Selling Stockholders upon conversion of shares of Series A Preferred Stock;
(iii) 1,260,000 Shares (subject to adjustment) which may be transferred by Environmental to certain Selling Stockholders upon exercise of Environmental Warrants; (iv) 79,407 Shares (subject to adjustment) which may be issued by the Company to certain Selling Stockholders upon exercise of Company Warrants; and
(v) 1,199,063 Shares(4) issued to certain Selling Stockholders in connection with the Common Stock Private Placement.

-------------------

(1) As noted in the Registration Statement, pursuant to Rule 429 under the Securities Act, the Prospectus is a combined prospectus that relates to an aggregate of 4,686,601 shares of Common Stock, consisting of (i) 2,582,700 shares of Common Stock registered under the Registration Statement; and (ii) 2,103,901 shares of Common Stock held by the Selling Stockholders which were (a) previously registered under the Company's registration statement on Form S-3 (Registration No. 333-38357), declared effective by the Commission on October 31, 1997 (the "Prior Registration Statement"), (b) not resold by the Selling Stockholders as of the effective date of the Registration Statement, and (c) carried forward in the Prospectus pursuant to Rule 429. The Prior Registration Statement registered an aggregate of 4,933,895 shares of Common Stock for resale by the Selling Stockholders, of which 2,829,994 had been resold by the Selling Stockholders pursuant to the Prior Registration Statement prior to the effective date of the Registration Statement. Together, the Prior Registration Statement and the Registration Statement registered a total of 7,516,595 shares of Common Stock for resale by the Selling Stockholders.

(2) The number of Shares includes (i) 714,166 Shares that were transferred by Environmental to certain Selling Stockholders (and not resold by such Selling Stockholders) as of the effective date of the Registration Statement upon conversion of a portion of the outstanding shares of Series D Preferred Stock, and (ii) 965,647 additional Shares that were transferred by Environmental to certain Selling Stockholders after the effective date of the Registration Statement upon conversion of the remaining outstanding shares of Series D Preferred Stock (a decrease of 596,553 shares of Common Stock from the 1,562,200 shares estimated in the Prospectus utilizing an assumed conversion price of $2.00 per share). A total of 4,019,210 shares of Common Stock were transferred by Environmental to certain Selling Stockholders upon conversion of all 88,000 shares of Series D Preferred Stock. Such shares of Common Stock were transferred based upon Series D Preferred Stock conversion prices ranging from $1.50 per share to $3.98 per share.

(3) The number of Shares includes (i) 185,941 Shares that were issued by the Company to certain Selling Stockholders (and not resold by such Selling Stockholders) as of the effective date of the Registration Statement upon conversion of a portion of the outstanding shares of Series A Preferred Stock, and (ii) 173,962 additional Shares that were issued by the Company to certain Selling Stockholders after the effective date of the Registration Statement upon conversion of the remaining outstanding shares of Series A Preferred Stock (a decrease of 110,925 shares of Common Stock from the 284,887 shares estimated in the Prospectus utilizing an assumed conversion price of $2.00 per share). A total of 753,200 shares of Common Stock were issued by the Company to certain Selling Stockholders upon conversion of all 18,000 shares of Series A Preferred Stock. Such shares of Common Stock were transferred based upon Series A Preferred Stock conversion prices ranging from $2.00 per share to $3.685 per share.

(4) The number of Shares includes (i) 600,000 Shares that were issued by the Company to certain Selling Stockholders (and not resold by such Selling Stockholders) as of the effective date of the Registration Statement in connection with the Common Stock Private Placement, and
         (ii) 599,063 additional Shares that were issued by the Company to certain Selling Stockholders after the effective date of the Registration Statement pursuant to certain price reset terms of the Common Stock Private Placement.

                              SELLING STOCKHOLDERS

         All of the text under the caption "SELLING STOCKHOLDERS" is hereby deleted and replaced with the following:

         The following table sets forth the name of each Selling Stockholder, the number of Shares owned by the Selling Stockholders (where indicated by footnote, as if all the outstanding Environmental Warrants and Company Warrants had been exercised in full as of the date hereof), and the number of Shares which may be offered for resale pursuant to this Prospectus. The information included below is based upon information provided by the Selling Stockholders as of the date of the Prospectus, and the Company has no basis for knowledge of any sales of the Shares by any Selling Stockholders that may have taken place subsequent to the date of the Prospectus. The actual number of Shares owned or offered could be materially less or more than such estimated amount depending upon factors which cannot be predicted at this time and, if required, will be reflected in a supplement to this Prospectus. Because each Selling Stockholder may offer all, some or none of the Shares it holds, and because the Company is not aware of any agreements, arrangements or understandings with respect to the sale of any of the Shares, no definitive estimate as to the number of Shares that will be held by each such Selling Stockholder after such offering can be provided, and the following table has been prepared on the assumption that all Shares offered under this Prospectus will be sold to parties unaffiliated with the Selling Stockholders. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years, other than as a result of the ownership of the Shares or other securities of the Company.

                                             Shares                      Number of                 Shares
                                         Owned Prior to                Shares Which              Owned After
                                          the Offering                  May be Sold              the Offering
                                 --------------------------------     in this Offering      ------------------------
            Name                      Number        Percent(1)      --------------------         Number      Percent
-----------------------------
American Investment
Group of New York, L.P.....      1,078,113 (2)         4.5%              1,078,113               *            *

Okemo Partners Limited.....        387,841 (2)         1.6%                387,841                *            *

Milton Partners............        356,694 (2)         1.5%                356,694                *            *

Talisman Capital
Opportunity Limited (3)....        875,826 (4)         3.7%                875,826                *            *

Porter Partners, L.P.......        224,168 (2)           *                 224,168                *            *

EDJ Limited................         30,277 (2)           *                  30,277                *            *

Michael Margolies..........         63,750 (5)           *                  63,750                *            *

Adam B. Cohen..............         10,625 (5)           *                  10,625                *            *

Alan P. Jacobs.............         10,625 (5)           *                  10,625                *            *

Nelson Partners............         95,814 (6)           *                  95,814                *            *

Olympus Securities, Ltd....        117,094 (6)           *                 117,094                *            *

Leonardo, L.P..............         51,816 (6)           *                  51,816                *            *


Raphael, L.P...............         20,726 (6)           *                  20,726                 *            *

Ramius Fund, Ltd...........         31,090 (6)           *                  31,090                 *            *
Fortune Fund...............         41,820 (6)           *                  41,820                 *            *
DFA Group Trust - Small
Company Subtrust...........        551,801 (7)         2.3%                551,801                 *            *
U.S. 9-10 Small Company
Portfolio..................        289,774 (7)         1.2%                289,774                 *            *
DFA Group Trust - 6-10
Subtrust...................        230,423 (7)           *                 230,423                 *            *
U.S. 6-10 Small Company
Series.....................         30,502 (7)           *                  30,502                 *            *
Linda Cappello.............         27,000 (8)           *                  27,000                 *            *
Gerard K. Cappello.........         18,000 (8)           *                  18,000                 *            *
Lawrence K. Fleischman.....         15,000 (8)           *                  15,000                 *            *
Pacific
Continental                         19,407 (8)           *                  19,407                 *            *
Securities, Inc............
      Total................      4,578,186            19.3%              4,578,186                 *            *

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*        Represents less than 1% of the outstanding shares of Common Stock.

(1) Percentages based on 23,702,263 shares of Common Stock outstanding as of October 5, 1998.

(2) Includes: (i) Shares heretofore transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock; and (ii) an estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had exercised all of its Environmental Warrants in full as of the date hereof.

(3)      Formerly Elara Ltd.

(4) Includes: (i) Shares heretofore transferred by Environmental to the Selling Stockholder upon conversion of certain of its shares of Series D Preferred Stock; (ii) Shares issued by the Company to the Selling Stockholder pursuant to certain price reset terms of the Common Stock Private Placement; and (iii) an estimate of the number of additional Shares that would be owned by the Selling Stockholder if it had exercised all of its Environmental Warrants in full as of the date hereof.

(5) Represents an estimate of the number of Shares that would be owned by the Selling Stockholder if it had exercised all of its Environmental Warrants in full as of the date hereof.

(6) Represents Shares heretofore issued by the Company to the Selling Stockholder upon conversion of certain of its shares of Series A Preferred Stock.

(7) Includes: (i) Shares issued by the Company to the Selling Stockholder prior to the effective date of the Registration Statement in connection with the Common Stock Private Placement; and (ii) Shares issued by the Company to the Selling Stockholder after the effective date of the Registration Statement pursuant to certain price reset terms of the Common Stock Private Placement.

(8) Includes an estimate of the number of Shares that would be owned by the Selling Stockholder if it had exercised all of its Company Warrants in full as of the date hereof.

         The actual number of Shares to be received by the Selling Stockholders upon exercise of the Environmental Warrants or Company Warrants could differ materially from the foregoing estimated amounts depending upon factors which cannot be predicted at this time, including, among others, the actual exercise prices of such warrants. If required, the actual number of Shares to be received by such Selling Stockholders will be reflected in a supplement to this Prospectus following the exercise of such Environmental Warrants and Company Warrants.